Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Third Quarter 2023 Results

Third Quarter 2023 Results

•Net Income Attributable to Common Stockholders of $1.07 Per Diluted Share for Third Quarter 2023 Compared to $0.87 Per Diluted Share for Third Quarter 2022
•Funds from Operations (“FFO”) of $2.00 Per Share for Third Quarter 2023 Compared to $1.77 Per Share for Third Quarter 2022, an Increase of 13.0%
•FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims ($0.05 Per Share in Third Quarter 2023) of $1.95 Per Share Compared to $1.77 Per Share for the Same Quarter Last Year, an Increase of 10.2%
•Same Property Net Operating Income for the Same Property Pool Excluding Income From Lease Terminations Increased 6.0% on a Straight-Line Basis and 6.9% on a Cash Basis for Third Quarter 2023 Compared to the Same Period in 2022
•Operating Portfolio was 98.5% Leased and 97.7% Occupied as of September 30, 2023; Average Occupancy of Operating Portfolio was 97.7% for Third Quarter 2023 as Compared to 98.3% for Third Quarter 2022
•Rental Rates on New and Renewal Leases Increased an Average of 55.4% on a Straight-Line Basis
•Acquired an Operating Property Containing 254,000 Square Feet for Approximately $53 Million
•Acquired 93.4 Acres of Development Land for Approximately $27 Million
•Started Construction of Three Development Projects Containing 793,000 Square Feet with Projected Total Costs of Approximately $132 Million
•Transferred Six Development and Value-Add Projects Totaling 1,134,000 Square Feet to the Operating Portfolio, which are Collectively 93% Leased
•Development and Value-Add Program Consisted of 18 Projects in 12 Markets (3.9 Million Square Feet) at September 30, 2023 with a Projected Total Investment of Approximately $548 Million
•Declared 175th Consecutive Quarterly Cash Dividend: $1.27 Per Share. Projected Total Dividends Per Share for 2023 are Expected to Increase 7.2% as Compared to 2022
•Repaid $50 Million of Unsecured Debt at Maturity with a Fixed Interest Rate of 3.8%
•Repaid a Mortgage with a Principal Balance of Approximately $2 Million and a Fixed Interest Rate of 3.9%, Leaving No Remaining Secured Debt in the Portfolio
•Refinanced a $100 Million Senior Unsecured Term Loan with Five Years Remaining, Reducing the Effective Fixed Interest Rate by 45 Basis Points to 2.61%
•Sold 931,418 Shares of Common Stock Pursuant to the Company’s Continuous Common Equity Offering Program at a Weighted Average Price of $177.14 Per Share for Aggregate Net Proceeds of Approximately $163 Million

JACKSON, MISSISSIPPI, October 24, 2023 - EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “we”, “us” or “EastGroup”) announced today the results of its operations for the three and nine months ended September 30, 2023.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our team’s strong performance continues as evidenced by third quarter FFO per share rising 13%. The day-to-day industrial market remains resilient, producing a number of strong metrics such as our percent leased, quarterly releasing spreads and same store net operating income growth. We’re pleased with our operational results, especially given continued global economic unease and capital markets dislocation. This uncertainty is creating several outcomes such as greater leasing deliberations among our customers along with four consecutive quarters of materially declining market construction starts. We remain judicious with capital allocation and incremental risk, particularly in this continuing uncertain economic climate, which is one of the primary reasons we continually work to strengthen our balance sheet. Longer term, I remain bullish on the continuing external secular trends which benefit our shallow bay, last mile Sunbelt market portfolio.”

EARNINGS PER SHARE

Three Months Ended September 30, 2023
On a diluted per share basis, earnings per common share (“EPS”) were $1.07 for the three months ended September 30, 2023, compared to $0.87 for the same period of 2022. The increase in EPS was primarily due to the following:
•The Company’s property net operating income (“PNOI”) increased by $13,134,000 ($0.29 per share) for the three months ended September 30, 2023, as compared to the same period of 2022.
•EastGroup recognized gains on involuntary conversion and business interruption claims of $2,118,000 ($0.05 per share) during the three months ended September 30, 2023, compared to none during the three months ended September 30, 2022.
The increase in EPS was offset primarily due to the following:
•Depreciation and amortization expense increased by $3,244,000 ($0.07 per share) during the three months ended September 30, 2023, as compared to the same period of 2022.
•Interest expense increased by $1,517,000 ($0.03 per share) during the three months ended September 30, 2023, as compared to the same period of 2022.

Nine Months Ended September 30, 2023
Diluted EPS for the nine months ended September 30, 2023 was $3.06 compared to $3.48 for the same period of 2022. The decrease in EPS was primarily due to the following:
•EastGroup recognized gains on sales of real estate investments of $4,809,000 ($0.11 per share) during the nine months ended September 30, 2023, compared to $40,999,000 ($0.97 per share) for the nine months ended September 30, 2022.
•Depreciation and amortization expense increased by $12,751,000 ($0.28 per share) during the nine months ended September 30, 2023, as compared to the same period of 2022.
•Interest expense increased by $10,037,000 ($0.22 per share) during the nine months ended September 30, 2023, as compared to the same period of 2022.
The decrease in EPS was offset primarily due to the following:
•PNOI increased by $44,137,000 ($0.99 per share) for the nine months ended September 30, 2023, as compared to the same period of 2022.
•EastGroup recognized gains on involuntary conversion and business interruption claims of $4,187,000 ($0.09 per share) during the nine months ended September 30, 2023, compared to none during the nine months ended September 30, 2022.

FUNDS FROM OPERATIONS AND PROPERTY NET OPERATING INCOME

Three Months Ended September 30, 2023
For the three months ended September 30, 2023, funds from operations attributable to common stockholders (“FFO”) were $2.00 per share compared to $1.77 per share during the same period of 2022, an increase of 13.0%.

FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims was $1.95 per share for the three months ended September 30, 2023 compared to $1.77 per share for the same period of 2022, an increase of 10.2%.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

PNOI increased by $13,134,000, or 14.5%, during the three months ended September 30, 2023, compared to the same period of 2022. PNOI increased $7,333,000 from newly developed and value-add properties, $5,061,000 from same property operations (based on the same property pool), $546,000 from 2022 and 2023 acquisitions, and $134,000 from operating properties sold in 2022 and 2023.

Same PNOI Excluding Income from Lease Terminations increased 6.0% on a straight-line basis for the three months ended September 30, 2023, compared to the same period of 2022; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 6.9%.

On a straight-line basis, rental rates on new and renewal leases (4.2% of total square footage) increased an average of 55.4% during the three months ended September 30, 2023.

Nine Months Ended September 30, 2023
FFO for the nine months ended September 30, 2023, was $5.75 per share compared to $5.18 per share during the same period of 2022, an increase of 11.0%.

FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims was $5.66 per share for the nine months ended September 30, 2023 compared to $5.18 per share for the same period of 2022, an increase of 9.3%.

PNOI increased by $44,137,000, or 17.0%, during the nine months ended September 30, 2023, compared to the same period of 2022. PNOI increased $22,762,000 from newly developed and value-add properties, $13,665,000 from same property operations (based on the same property pool), and $7,862,000 from 2022 and 2023 acquisitions; PNOI decreased $126,000 from operating properties sold in 2022 and 2023.

Same PNOI Excluding Income from Lease Terminations increased 6.5% on a straight-line basis for the nine months ended September 30, 2023, compared to the same period of 2022; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), Same PNOI increased 8.1%.

On a straight-line basis, rental rates on new and renewal leases (11.3% of total square footage) increased an average of 52.7% during the nine months ended September 30, 2023.

The same property pool for the three and nine months ended September 30, 2023 includes properties which were included in the operating portfolio for the entire period from January 1, 2022 through September 30, 2023; this pool is comprised of properties containing 46,514,000 square feet.

FFO, FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims, PNOI and Same PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Same PNOI, and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO and FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS

In September, EastGroup acquired Blue Diamond Business Park, which contains two recently developed buildings totaling 254,000 square feet, for approximately $53,000,000. The buildings are located in the Southwest submarket of Las Vegas and are currently 100% leased. This acquisition increased the Company’s ownership in Las Vegas to approximately 1,165,000 square feet, which is currently 94% leased.

During the three months ended September 30, 2023, the Company closed on the acquisition of development land in three different markets:
•Denton 35 Exchange Land - 20.3 acres of development land in the Northwest Dallas submarket for approximately $5,700,000. Subsequent to quarter-end, EastGroup began construction of two buildings which will contain 244,000 square feet and have projected total costs of approximately $34,600,000.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•Crossroads Logistics Park Land - 43.8 acres of development land at the intersection of I-4 and I-75 in the East Tampa submarket for approximately $15,100,000. This site will accommodate the future development of three buildings containing approximately 500,000 square feet.

•Arista 36 Business Park Land - 29.3 acres of development land in the Northwest submarket of Denver for approximately $5,900,000. This site was purchased through a newly formed joint venture, whereby EastGroup holds a 99.5% controlling interest. Also during the quarter, the Company began construction of three buildings which will contain 360,000 square feet and have projected total costs of approximately $80,300,000.

Subsequent to quarter-end, EastGroup acquired McKinney Logistics Center, a recently developed 193,000 square foot business distribution building, for approximately $26,000,000. The building is located in the Northeast submarket of Dallas and is 100% leased. This acquisition increased the Company’s ownership in this submarket to approximately 838,000 square feet, which is currently 100% leased.

DEVELOPMENT AND VALUE-ADD PROPERTIES

During the third quarter of 2023, EastGroup began construction of three new development projects in three markets, which will contain a total of 793,000 square feet and have projected total costs of $131,800,000.

The development projects started during the first nine months of 2023 are detailed in the table below:

Development Projects Started in 2023	Location	Size	Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

Horizon West 10	Orlando, FL	357,000	10/2024	$44,600
Eisenhauer Point 10-12	San Antonio, TX	223,000	01/2025	29,400
SunCoast 9	Fort Myers, FL	111,000	01/2025	16,200
Riverside 1 & 2	Atlanta, GA	284,000	02/2025	33,700
Horizon West 6	Orlando, FL	87,000	03/2025	12,300
MCO Logistics Center	Orlando, FL	167,000	03/2025	24,200
Braselton 3	Atlanta, GA	115,000	05/2025	14,300
Gateway South Dade 1 & 2	Miami, FL	169,000	05/2025	33,400
Skyway 1 & 2	Charlotte, NC	318,000	06/2025	37,200
Arista 36 1-3	Denver, CO	360,000	11/2026	80,300
Total Development Projects Started		2,191,000		$325,600

At September 30, 2023, EastGroup’s development and value-add program consisted of 18 projects (3,931,000 square feet) in 12 markets. The projects, which were collectively 18% leased as of October 23, 2023, have a projected total cost of $548,100,000, of which $230,650,000 remained to be funded as of September 30, 2023.

During the third quarter of 2023, EastGroup transferred six projects to the operating portfolio (at the earlier of 90% occupancy or one year after completion/value-add acquisition date). The projects, which are located in six markets, contain 1,134,000 square feet and were collectively 93% leased as of October 23, 2023.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The development and value-add properties transferred to the operating portfolio during the first nine months of 2023 are detailed in the table below:

Development and Value-Add Properties Transferred to the Operating Portfolio in 2023	Location	Size	Conversion Date	Cumulative Cost as of 9/30/23	Percent Leased as of 10/23/23
		(Square feet)		(In thousands)
Grand West Crossing 1	Houston, TX	121,000	02/2023	$13,684	100%
SunCoast 11	Fort Myers, FL	79,000	02/2023	9,813	100%
Cypress Preserve 1 & 2(1)	Houston, TX	516,000	03/2023	55,302	100%
Zephyr(1)	San Francisco, CA	82,000	04/2023	29,045	42%
McKinney 3 & 4	Dallas, TX	212,000	05/2023	26,911	100%
Horizon West 1	Orlando, FL	97,000	06/2023	12,385	100%
Access Point 3(1)	Greenville, SC	299,000	07/2023	24,390	72%
I-20 West Business Center	Atlanta, GA	155,000	07/2023	15,047	100%
Arlington Tech 3	Fort Worth, TX	77,000	08/2023	10,112	100%
Grand Oaks 75 4	Tampa, FL	185,000	09/2023	18,755	100%
LakePort 4 & 5	Dallas, TX	177,000	09/2023	24,194	100%
Steele Creek 11 & 12	Charlotte, NC	241,000	09/2023	26,566	100%
Total Projects Transferred		2,241,000		$266,204	94%

Projected Stabilized Yields(2)	Yield
Development	7.6%
Value-Add	5.6%
Combined	6.8%

(1) Represents value-add acquisitions.
(2) Weighted average yield based on projected stabilized annual property net operating income on a straight-line basis at 100% occupancy divided by projected total costs.

DIVIDENDS

EastGroup declared a cash dividend of $1.27 per share in the third quarter of 2023, raising it from $1.25 per share. Projected total dividends per share for 2023 are expected to represent an increase of 7.2% over total dividends declared in 2022. The third quarter dividend, which was paid on October 13, 2023, was the Company’s 175th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 31 consecutive years and has increased it 28 years over that period, including increases in each of the last 12 years.  The annualized dividend rate of $5.08 per share yielded 3.3% on the closing stock price of $154.98 on October 23, 2023.

FINANCIAL STRENGTH AND FLEXIBILITY

EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 17.9% at September 30, 2023.  The Company’s interest and fixed charge coverage ratio was 9.10x and 7.99x for the three and nine months ended September 30, 2023, respectively. The Company’s ratio of debt to earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”) was 4.07x and 4.26x for the three and nine months ended September 30, 2023, respectively. EBITDAre and the Company’s interest and fixed charge coverage ratio are non-GAAP financial measures defined under Definitions later in this release. Refer to the schedule “Reconciliations of GAAP to Non-GAAP Measures” attached for the calculation of the Company’s interest and fixed charge coverage ratio, the debt to EBITDAre ratio, and the reconciliation of Net Income to EBITDAre.

During the third quarter, EastGroup sold 931,418 shares of common stock under its continuous common equity offering program at a weighted average price of $177.14 per share, providing aggregate net proceeds to the Company of approximately $163,303,000. During the nine months ended September 30, 2023, EastGroup sold
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

2,725,021 shares of common stock under its continuous common equity offering program at a weighted average price of $170.39 per share, providing aggregate net proceeds to the Company of approximately $459,179,000. Included in the third quarter activity are 53,364 shares sold on September 28 and September 29, 2023, which were deemed to be issued and outstanding upon settlement in October 2023.

In August 2023, the Company made a scheduled $50,000,000 principal repayment on its senior unsecured notes with a fixed interest rate of 3.80%.

In September 2023, EastGroup repaid a mortgage with a principal balance of $1,905,000, an interest rate of 3.85% and an original maturity date of November 30, 2026. With this repayment, the Company’s debt portfolio is now 100% unsecured.

In September 2023, the Company closed on the refinance of a $100,000,000 senior unsecured term loan with five years remaining. The maturity date remains September 29, 2028, which is unchanged from the original terms. The amended term loan provides for interest only payments using SOFR plus the applicable margin, based on the Company's current credit ratings and consolidated leverage ratio. This refinance resulted in a 45 basis point reduction in the credit spread compared to the original term loan. The Company has an interest rate swap agreement which converts the loan's SOFR rate component to a fixed interest rate for the entire term of the loan, providing a total effective fixed interest rate of 2.61%.

OUTLOOK FOR 2023

EPS for 2023 is now estimated to be in the range of $4.11 to $4.15.  FFO per share attributable to common stockholders for 2023 is now estimated to be in the range of $7.73 to $7.77. The table below reconciles projected net income attributable to common stockholders to projected FFO. The Company is providing a projection of estimated net income attributable to common stockholders solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

EastGroup’s projections are based on management’s current beliefs and assumptions about our business, the industry and the markets in which we operate; there are known and unknown risks and uncertainties associated with these projections. We assume no obligation to update publicly any forward-looking statements, including our outlook for 2023, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures included in this earnings release and “Risk Factors” disclosed in our annual and quarterly reports filed with the Securities and Exchange Commission for more information.

	Low Range		High Range
	Q4 2023	Y/E 2023	Q4 2023	Y/E 2023
	(In thousands, except per share data)

Net income attributable to common stockholders	$48,859	185,895	50,727	187,763
Depreciation and amortization	43,417	169,336	43,417	169,336
Gain on sales of real estate investments and non-operating real estate	—	(5,255)	—	(5,255)
Funds from operations attributable to common stockholders*	$92,276	349,976	94,144	351,844

Weighted average shares outstanding - Diluted	46,713	45,265	46,713	45,265
Per share data (diluted):
Net income attributable to common stockholders	$1.05	4.11	1.09	4.15
Funds from operations attributable to common stockholders	1.98	7.73	2.02	7.77
*This is a non-GAAP financial measure. Please refer to Definitions.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

The following assumptions were used for the mid-point:

Metrics	Revised Guidance for Year 2023	July Earnings Release Guidance for Year 2023	Actual for Year 2022
FFO per share	$7.73 - $7.77	$7.58 - $7.68	$7.00
FFO per share increase over prior year	10.7%	9.0%	14.9%
Same PNOI growth: cash basis(1)	7.3% - 8.3%(2)	6.8% - 7.8%(2)	8.9%
Average month-end occupancy - operating portfolio	97.6% - 98.2%	97.3% - 98.3%	98.0%
Lease termination fee income	$625,000	$725,000	$2.7 million
Reserves of uncollectible rent (Currently no identified bad debt for Q4)	$1.7 million	$1.8 million	$138,000
Development starts:
Square feet	2.7 million	2.7 million	2.7 million
Projected total investment	$360 million	$360 million	$329 million
Value-add property acquisitions (Projected total investment)	none	none	$135 million
Operating property acquisitions	$145 million	$60 million	$378 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$40 million	$60 million	$52 million
Unsecured debt closing in period	$100 million at 5.27% weighted average interest rate	$100 million at 5.27% weighted average interest rate	$525 million at 3.82% weighted average interest rate
Common stock issuances	$585 million	$475 million	$75 million
General and administrative expense	$17.3 million	$18.5 million	$16.4 million

(1) Excludes straight-line rent adjustments, amortization of market rent intangibles for acquired leases and income from lease terminations.
(2) Includes properties which have been in the operating portfolio since 1/1/22 and are projected to be in the operating portfolio through 12/31/23; includes 46,437,000 square feet.

DEFINITIONS

The Company’s chief decision makers use two primary measures of operating results in making decisions: (1) funds from operations attributable to common stockholders (“FFO”), including FFO as adjusted as described below, and (2) property net operating income (“PNOI”), as defined below.

FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”).  Nareit’s guidance allows preparers an option as it pertains to whether gains or losses on sale, or impairment charges, on real estate assets incidental to a real estate investment trust’s (“REIT’s”) business are excluded from the calculation of FFO. EastGroup has made the election to exclude activity related to such assets that are incidental to our business. FFO is calculated as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains and losses from sales of real estate property (including other assets incidental to the Company’s business) and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

FFO Excluding Gain on Involuntary Conversion and Business Interruption Claims is calculated as FFO (as defined above), adjusted to exclude gains on involuntary conversion and business interruption claims. The Company believes that this exclusion presents a more meaningful comparison of operating performance across periods.

PNOI is defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company’s share of income and property operating expenses from its less-than-wholly-owned real estate investments. EastGroup sometimes refers to PNOI from Same Properties as
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

“Same PNOI” in this press release and the accompanying reconciliation; the Company also presents Same PNOI Excluding Income from Lease Terminations. The Company presents Same PNOI and Same PNOI Excluding Income from Lease Terminations as a property-level supplemental measure of performance used to evaluate the performance of the Company’s investments in real estate assets and its operating results on a same property basis. The Company believes it is useful to evaluate Same PNOI Excluding Income from Lease Terminations on both a straight-line and cash basis. The straight-line basis is calculated by averaging the customers’ rent payments over the lives of the leases; GAAP requires the recognition of rental income on a straight-line basis. The cash basis excludes adjustments for straight-line rent and amortization of market rent intangibles for acquired leases; cash basis is an indicator of the rents charged to customers by the Company during the periods presented and is useful in analyzing the embedded rent growth in the Company’s portfolio. “Same Properties” is defined as operating properties owned during the entire current period and prior year reporting period. Operating properties are stabilized real estate properties (land including building and improvements) that make up the Company’s operating portfolio. Properties developed or acquired are excluded from the same property pool until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are also excluded.

FFO and PNOI are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

The Company’s chief decision makers also use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) in making decisions. EBITDAre is computed in accordance with standards established by Nareit and defined as Net Income, adjusted for gains and losses from sales of real estate investments, non-operating real estate and other assets incidental to the Company’s business, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company’s operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

EastGroup’s chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company’s debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company’s interest and fixed charge coverage ratio is a non-GAAP financial measure calculated by dividing the Company’s EBITDAre by its interest expense. We believe this ratio is useful to investors because it provides a basis for analysis of the Company’s leverage, operating performance and its ability to service the interest payments due on its debt.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter, review the Company’s current operations, and present its revised earnings outlook for 2023 on Wednesday, October 25, 2023, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-888-346-0688 (conference ID: EastGroup) or by webcast through a link on the Company’s website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Wednesday, November 1, 2023.  The telephone replay can be accessed by dialing 1-877-344-7529 (access code 1255767), and the webcast replay can be accessed through a link on the Company’s website at www.eastgroup.net.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

SUPPLEMENTAL INFORMATION

Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION

EastGroup Properties, Inc. (NYSE: EGP), a member of the S&P Mid-Cap 400 and Russell 1000 Indexes, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 20,000 to 100,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 59 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

The Company announces information about the Company and its business to investors and the public using the Company's website (eastgroup.net), including the investor relations website (investor.eastgroup.net), filings with the Securities and Exchange Commission, press releases, public conference calls, and webcasts. The Company also uses social media to communicate with its investors and the public. While not all the information that the Company posts to the Company's website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information that it posts on the social media channels, including Facebook (facebook.com/eastgroupproperties), Twitter (twitter.com/eastgroupprop), and LinkedIn (linkedin.com/company/eastgroup-properties-inc). The list of social media channels that the company uses may be updated on its investor relations website from time to time. The information contained on, or that may be accessed through, our website or any of our social media channels is not incorporated by reference into, and is not a part of, this document.

FORWARD-LOOKING STATEMENTS

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “goals,” “plans” or variations of such words and similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. For instance, the amount, timing and frequency of future dividends is subject to authorization by the Company’s Board of Directors and will be based upon a variety of factors. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•international, national, regional and local economic conditions;
•disruption in supply and delivery chains;
•construction costs could increase as a result of inflation impacting the costs to develop properties;
•the competitive environment in which the Company operates;
•fluctuations of occupancy or rental rates;
•potential defaults (including bankruptcies or insolvency) on or non-renewal of leases by tenants, or our ability to lease space at current or anticipated rents, particularly in light of the impacts of inflation;
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

•potential changes in the law or governmental regulations and interpretations of those laws and regulations, including changes in real estate laws, REIT or corporate income tax laws, potential changes in zoning laws, or increases in real property tax rates, and any related increased cost of compliance;
•our ability to maintain our qualification as a REIT;
•acquisition and development risks, including failure of such acquisitions and development projects to perform in accordance with projections;
•natural disasters such as fires, floods, tornadoes, hurricanes and earthquakes;
•pandemics, epidemics or other public health emergencies, such as the coronavirus pandemic;
•availability of financing and capital, increase in interest rates, and ability to raise equity capital on attractive terms;
•financing risks, including the risks that our cash flows from operations may be insufficient to meet required payments of principal and interest, and we may be unable to refinance our existing debt upon maturity or obtain new financing on attractive terms or at all;
•our ability to retain our credit agency ratings;
•our ability to comply with applicable financial covenants;
•credit risk in the event of non-performance by the counterparties to our interest rate swaps;
•lack of or insufficient amounts of insurance;
•litigation, including costs associated with prosecuting or defending claims and any adverse outcomes;
•our ability to attract and retain key personnel;
•risks related to the failure, inadequacy or interruption of our data security systems and processes;
•potentially catastrophic events such as acts of war, civil unrest and terrorism; and
•environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us.

All forward-looking statements should be read in light of the risks identified in Part I, Item 1A. Risk Factors within the Company’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings and current reports filed with the SEC.
The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
REVENUES
Income from real estate operations	$144,378	125,570	417,153	357,020
Other revenue	2,152	88	4,289	165
	146,530	125,658	421,442	357,185
EXPENSES
Expenses from real estate operations	40,709	35,033	114,662	98,643
Depreciation and amortization	42,521	39,277	125,830	113,079
General and administrative	3,429	3,967	13,017	12,503
Indirect leasing costs	147	119	436	410
	86,806	78,396	253,945	224,635
OTHER INCOME (EXPENSE)
Interest expense	(11,288)	(9,771)	(36,888)	(26,851)
Gain on sales of real estate investments	—	—	4,809	40,999
Other	474	326	1,661	888
NET INCOME	48,910	37,817	137,079	147,586
Net income attributable to noncontrolling interest in joint ventures	(14)	(25)	(43)	(75)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	48,896	37,792	137,036	147,511
Other comprehensive income - interest rate swaps	5,777	17,157	5,717	39,826
TOTAL COMPREHENSIVE INCOME	$54,673	54,949	142,753	187,337

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.07	0.87	3.07	3.49
Weighted average shares outstanding - Basic	45,658	43,467	44,688	42,308
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.07	0.87	3.06	3.48
Weighted average shares outstanding - Diluted	45,788	43,581	44,782	42,419

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$48,896	37,792	137,036	147,511
Depreciation and amortization	42,521	39,277	125,830	113,079
Company’s share of depreciation from unconsolidated investment	31	31	93	93
Depreciation and amortization from noncontrolling interest	(2)	(5)	(4)	(14)
Gain on sales of real estate investments	—	—	(4,809)	(40,999)
Gain on sales of non-operating real estate	—	—	(446)	—
FUNDS FROM OPERATIONS (“FFO”) ATTRIBUTABLE TO COMMON STOCKHOLDERS*	91,446	77,095	257,700	219,670
Gain on involuntary conversion and business interruption claims	(2,118)	—	(4,187)	—
FFO ATTRIBUTABLE TO COMMON STOCKHOLDERS - EXCLUDING GAIN ON INVOLUNTARY CONVERSION AND BUSINESS INTERRUPTION CLAIMS*	$89,328	77,095	253,513	219,670

NET INCOME	$48,910	37,817	137,079	147,586
Interest expense (1)	11,288	9,771	36,888	26,851
Depreciation and amortization	42,521	39,277	125,830	113,079
Company’s share of depreciation from unconsolidated investment	31	31	93	93
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)	102,750	86,896	299,890	287,609
Gain on sales of real estate investments	—	—	(4,809)	(40,999)
Gain on sales of non-operating real estate	—	—	(446)	—
EBITDA FOR REAL ESTATE (“EBITDAre”)*	$102,750	86,896	294,635	246,610

Debt	$1,674,371	1,697,728	1,674,371	1,697,728
Debt-to-EBITDAre ratio*	4.07	4.88	4.26	5.16

EBITDAre*	$102,750	86,896	294,635	246,610
Interest expense (1)	11,288	9,771	36,888	26,851
Interest and fixed charge coverage ratio*	9.10	8.89	7.99	9.18

DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$1.07	0.87	3.06	3.48
FFO attributable to common stockholders*	$2.00	1.77	5.75	5.18
FFO attributable to common stockholders - excluding gain on involuntary conversion and business interruption claims*	$1.95	1.77	5.66	5.18
Weighted average shares outstanding for EPS and FFO purposes - Diluted	45,788	43,581	44,782	42,419

(1)  Net of capitalized interest of $4,251 and $3,572 for the three months ended September 30, 2023 and 2022, respectively; and $11,864 and $8,515 for the nine months ended September 30, 2023 and 2022, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Continued)
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

NET INCOME	$48,910	37,817	137,079	147,586
Gain on sales of real estate investments	—	—	(4,809)	(40,999)
Gain on sales of non-operating real estate	—	—	(446)	—
Interest income	(197)	(36)	(383)	(42)
Other revenue	(2,152)	(88)	(4,289)	(165)
Indirect leasing costs	147	119	436	410
Depreciation and amortization	42,521	39,277	125,830	113,079
Company’s share of depreciation from unconsolidated investment	31	31	93	93
Interest expense (1)	11,288	9,771	36,888	26,851
General and administrative expense (2)	3,429	3,967	13,017	12,503
Noncontrolling interest in PNOI of consolidated joint ventures	(16)	(31)	(47)	(84)
PROPERTY NET OPERATING INCOME (“PNOI”)*	103,961	90,827	303,369	259,232
PNOI from 2022 and 2023 acquisitions	(4,807)	(4,261)	(13,548)	(5,686)
PNOI from 2022 and 2023 development and value-add properties	(12,433)	(5,100)	(33,295)	(10,533)
PNOI from 2022 and 2023 operating property dispositions	—	134	95	(31)
Other PNOI	49	109	248	222
SAME PNOI (Straight-Line Basis)*	86,770	81,709	256,869	243,204
Lease termination fee income from same properties	(209)	(24)	(419)	(2,397)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Straight-Line Basis)*	86,561	81,685	256,450	240,807
Straight-line rent adjustments for same properties	(280)	(935)	(962)	(3,707)
Acquired leases - market rent adjustment amortization for same properties	(115)	(168)	(444)	(1,102)
SAME PNOI EXCLUDING INCOME FROM LEASE TERMINATIONS (Cash Basis)*	$86,166	80,582	255,044	235,998

(1) Net of capitalized interest of $4,251 and $3,572 for the three months ended September 30, 2023 and 2022, respectively; and $11,864 and $8,515 for the nine months ended September 30, 2023 and 2022, respectively.

(2) Net of capitalized development costs of $3,171 and $2,388 for the three months ended September 30, 2023 and 2022, respectively; and $7,983 and $7,474 for the nine months ended September 30, 2023 and 2022, respectively.

*This is a non-GAAP financial measure. Please refer to Definitions.